EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of World Energy Solutions, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-1140014) and Form S-3 (File No. 333- 147301) of our reports dated March 12, 2008, relating to the consolidated financial statements of World Energy Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for share based payments upon the adoption of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment”, effective January 1, 2006) and the effectiveness of World Energy Solutions, Inc.’s internal control over financial reporting dated March 12, 2008, appearing in this Annual Report to Shareholders, which is included in this Annual Report on Form 10-K of World Energy Solutions, Inc., for the year ended December 31, 2007.

/s/ UHY LLP

Boston, Massachusetts
March 12, 2008